Exhibit 99.1

Plains All American Pipeline, L.P. and Plains GP Holdings Announce
Appointment of New Board Member

HOUSTON, May 11, 2026 - Plains All American Pipeline, L.P. (Nasdaq: PAA) and Plains GP Holdings (Nasdaq: PAGP) today announced that Cynthia B. Taylor has been appointed as an independent member of the Board of Directors of PAA GP Holdings LLC (“GP Holdings”) serving in Class III. Ms. Taylor will also serve as a member of the Compensation Committee and the Health, Safety, Environmental and Sustainability Committee. The GP Holdings Board has responsibility for managing the business and affairs of PAA and PAGP.

“We are pleased to welcome Cindy to our Board,” said CEO Willie Chiang. “With over 30 years of experience in the energy sector, including 19 years as CEO and President of Oil States International, Inc., a globally diversified manufacturing and energy services provider based in Houston, Texas, Cindy has a wealth of operational, financial, strategic planning and executive leadership expertise. We believe that her public company executive leadership skills and her strategic, operational and financial background in the energy industry will bring a valuable perspective to the Board. We look forward to working with Cindy on our Board.”

Ms. Taylor has over 30 years of energy industry experience, most recently serving as Chief Executive Officer and President of Oil States International, Inc. and as a member of the Oil States Board of Directors. She held these positions from May 2007 until her retirement from Oil States in May 2026. From May 2006 until May 2007, Ms. Taylor served as President and Chief Operating Officer of Oil States and served as Senior Vice President—Chief Financial Officer and Treasurer prior to that. From August 1999 to May 2000, Ms. Taylor was the Chief Financial Officer of L.E. Simmons & Associates, Incorporated. Ms. Taylor served as the Vice President—Controller of Cliffs Drilling Company from July 1992 to August 1999 and held various management positions with Ernst & Young LLP, a public accounting firm, from January 1984 to July 1992. Ms. Taylor was a director of the Federal Reserve Bank of Dallas from January 2020 through December 31, 2025 and served as a director of the Federal Reserve Bank's Houston Branch from 2018 to 2019. She has also served as a director of AT&T Inc. since 2013 and serves as chair of the AT&T audit committee. She received a B.B.A. in Accounting from Texas A&M University and is a Certified Public Accountant.

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil and natural gas liquids ("NGL"). PAA owns an extensive network of pipeline gathering and transportation systems, in addition to terminalling, storage, processing, fractionation and other infrastructure assets serving key producing basins, transportation corridors and major market hubs and export outlets in the United States and Canada. On average, PAA handles more than nine million barrels per day of crude oil and NGL.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America.

PAA and PAGP are headquartered in Houston, Texas. For more information, please visit www.plains.com.

Investor Relations Contacts:

Blake Fernandez

Ross Hovde
PlainsIR@plains.com

(866) 809-1291